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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No.     1       )
                                         ------------


     U.S.I. Holdings Corporation
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                               (Name of Issuer)

                                 COMMON STOCK
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                       (Title of Class of Securities)

                                  90333H101
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                               (CUSIP Number)

                              December 31, 2003
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]                              Rule 13d-1(b)
[ ]                              Rule 13d-1(c)
[ ]                              Rule 13d-1(d)


CUSIP No. 90333H101
          ---------

  1.  Names of Reporting Persons.

      CONTINENTAL CASUALTY COMPANY

      I.R.S. Identification Nos. of above persons (entities only).

      36-2114545

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  2.  Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) ....................................................................
  (b) ....................................................................

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  3.  SEC Use Only ...........................................................

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  4.  Citizenship or Place of Organization.

      Illinois insurance company

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Number of          5.  Sole Voting Power ............................	0
Shares             -----------------------------------------------------------
Beneficially
Owned as of        6.  Shared Voting Power ..........................   0
December 31, 2003  -----------------------------------------------------------
by Each Reporting
Person With        7.  Sole Dispositive Power .......................	0
                   -----------------------------------------------------------

                   8.  Shared Dispositive Power .....................   0

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  9.  Aggregate Amount Beneficially Owned by Each Reporting Person as of
      December 31, 2003 .............................................   0

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 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions) ..........................................................

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 11.  Percent of Class Represented by Amount in Row 9 ....................0.0%

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 12.  Type of Reporting Person (See Instructions).

      IC

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Under Illinois Law, assets owned by Continental  Casualty  Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer.  The characterization of
shared dispositive power with the parent holding company is
made solely as a consequence of SEC interpretations regarding control of the subsidiary.  CNA  Financial Corporation and Loews
Corporation specifically disclaim beneficial ownership of the securities identified herein.
...............................................................................

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CUSIP No. 90333H101
          ---------

  1.  Names of Reporting Persons.

      CNA FINANCIAL CORPORATION

      I.R.S. Identification Nos. of above persons (entities only).

      36-6169860

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  2.  Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) ....................................................................
  (b) ....................................................................
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  3.  SEC Use Only ...........................................................

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  4.  Citizenship or Place of Organization.

      DELAWARE CORPORATION

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Number of          5.  Sole Voting Power ............................	0
Shares             -----------------------------------------------------------
Beneficially
Owned as of        6.  Shared Voting Power ..........................   0
December 31, 2003  -----------------------------------------------------------
by Each Reporting
Person With        7.  Sole Dispositive Power .......................	0
                   -----------------------------------------------------------

                   8.  Shared Dispositive Power .....................   0

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  9.  Aggregate Amount Beneficially Owned by Each Reporting Person as of
      December 31, 2003 .............................................   0

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 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions) ..........................................................

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 11.  Percent of Class Represented by Amount in Row 9 ....................0.0%

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 12.  Type of Reporting Person (See Instructions).

      HC

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Under Illinois Law, assets owned by Continental  Casualty  Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer.  The characterization of shared dispositive power with the parent holding company is made solely as a consequence of SEC interpretations regarding control of the subsidiary.  CNA  Financial Corporation and Loews  Corporation
specifically disclaim beneficial ownership of the securities identified herein.
..............................................................................

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CUSIP No. 90333H101
          ---------

  1.  Names of Reporting Persons.

      LOEWS CORPORATION

      I.R.S. Identification Nos. of above persons (entities only).

      13-2646102

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  2.  Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) ......................................................................
  (b) ......................................................................

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  3.  SEC Use Only ...........................................................

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  4.  Citizenship or Place of Organization.

      DELAWARE CORPORATION

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Number of          5.  Sole Voting Power ............................0
Shares             -----------------------------------------------------------
Beneficially
Owned as of        6.  Shared Voting Power ..........................0
December 31, 2003  -----------------------------------------------------------
by Each Reporting
Person With        7.  Sole Dispositive Power .......................0
                   -----------------------------------------------------------

                   8.  Shared Dispositive Power .....................0

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  9.  Aggregate Amount Beneficially Owned by Each Reporting Person as of
      December 31, 2003 .............................................0

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 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions) ..........................................................

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 11.  Percent of Class Represented by Amount in Row 9 ....................0.0%

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 12.  Type of Reporting Person (See Instructions).

      HC

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Under Illinois Law, assets owned by Continental  Casualty  Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer.  The characterization of shared dispositive power with the parent holding company is made solely as a consequence of SEC interpretations regarding control of the subsidiary.  CNA  Financial Corporation and Loews  Corporation
specifically disclaim beneficial ownership of the securities identified herein.
...............................................................................

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Item
1.

     (a)  Name of Issuer

     U.S.I. Holdings Corporation


     (b)  Address of Issuer's Principal Executive Offices
          U.S.I. Holdings Corporation
          50 California Street
           San Francisco, CA  94111

Item
2.

     (a)  Name of Person Filing

          CONTINENTAL CASUALTY COMPANY
          CNA FINANCIAL CORPORATION
          LOEWS CORPORATION

     (b)  Address of Principal Business Office or, if none, Residence

          Continental Casualty Company - CNA Plaza, Chicago, Illinois 60685
          CNA Financial Corporation    - CNA Plaza,  Chicago,  Illinois  60685
          Loews Corporation - 667 Madison Avenue, New York, New York 10021

     (c)  Citizenship

          Continental Casualty Company - State of Illinois
          CNA Financial Corporation - State of Delaware
          Loews Corporation - State of Delaware

     (d)  Title of Class of Securities

          COMMON STOCK

     (e)  CUSIP Number

          90333H101


Item If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-
3.   2(b) or (c), check whether the person filing is a:

     (a)  [  ]  Broker or dealer registered under section 15 of the Act (15
                U.S.C. 78o).

     (b)  [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ X]  Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).

     (d)  [  ]  Investment company registered under section 8 of the

                Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e)  [  ]  An investment adviser in accordance with Section 240.13d-
                1(b)(1)(ii)(E);

     (f)  [  ]  An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

     (g)  [X]   A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

     (h)  [  ]  A savings associations as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item Ownership.
4.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:                       0
                                     ------------------------.
     (b)  Percent of class:                         0.0%
                            ----------------------------.
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote          0
                                                         -----------.
          (ii)  Shared power to vote or to direct the vote                  0
                                                           ------------------.
          (iii) Sole power to dispose or to direct the disposition of
                                0
                -----------------.
          (iv)  Shared power to dispose or to direct the disposition of
                              0
                ---------------.
Under Illinois Law, assets owned by Continental Casualty Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer. The characterization of shared dispositive power with the parent holding company is made solely as a consequence of SEC interpretations regarding control of the subsidiary. CNA Financial Corporation and Loews Corporation specifically disclaim beneficial ownership of the securities identified herein.

Item Ownership of Five Percent or Less of a Class
5.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item  Ownership of More than Five Percent on Behalf of Another Person.
6.

     NOT APPLICABLE

Item Identification and Classification of the Subsidiary Which Acquired the
7.   Security Being Reported on By the Parent Holding Company or Control
     Person.

     Continental Casualty Company, an Illinois insurance company (IC).
           (See Exhibit 1.)


Item Identification and Classification of Members of the Group
8.

     NOT APPLICABLE

Item Notice of Dissolution of Group
9.

    NOT APPLICABLE

Item Certification
10.

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 9, 2004
-----------------------------------
Date


CONTINENTAL CASUALTY COMPANY
By:	/s/Jonathan D. Kantor
-----------------------------------
Signature


Jonathan D. Kantor
Executive Vice President,
General Counsel and Secretary


-----------------------------------
Name/Title






                                  SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        February 9, 2004
                               -----------------------------------
                                           Date


CNA FINANCIAL CORPORATION
By:	/s/Jonathan D. Kantor
--------------------------------
Signature


Jonathan D. Kantor
Executive Vice President,
General Counsel and Secretary

-----------------------------------
Name/Title






                                  SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                         February 9, 2004
                                -----------------------------------
                                           	Date


LOEWS CORPORATION
By:	/s/Gary W. Garson
--------------------------------
Signature

Gary W. Garson
Senior Vice President
and Secretary
-----------------------------------
Name/Title





                                    Exhibit 1

Loews Corporation holds in excess of 92% of the equity of CNA Financial Corporation.

CNA Financial Corporation owns 100% of the relevant subsidiary, Continental Casualty Company, an Illinois domiciled insurance company (IC). Continental Casualty Company is the direct owner of the position being reported.




                                    Exhibit 2

Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-l(f) of the Securities and Exchange Act of 1934, as amended, on behalf of each of the undersigned.


CONTINENTAL CASUALTY COMPANY

/s/ Jonathan D. Kantor
             Signature

Jonathan D. Kantor
Executive Vice President, General Counsel and Secretary


CNA FINANCIAL CORPORATION

/s/ Jonathan D. Kantor
             Signature

Jonathan D. Kantor
Executive Vice President, General Counsel and Secretary


LOEWS CORPORATION

/s/ Gary W. Garson
             Signature

Gary W. Garson
Senior Vice President and Secretary













H:\COMMON\\SEC Filings and Certifications\Trenwick.Schedule 13G.doc